EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:  Natalie S. Hairston
(281) 878-1000
ir@englobal.com

ENGlobal Finalizes Credit Facility with PNC
New PNC Credit Facility Provides Improved Terms and Conditions

HOUSTON, TX, May 31, 2012 – ENGlobal (NASDAQ: ENG), a leading provider of energy-related project delivery solutions, announced today that it has closed on a new three-year secured revolving credit facility with PNC Bank, N.A., a member of The PNC Financial Services Group Inc. (NYSE: PNC).  The PNC facility allows the Company to borrow up to $35 million pursuant to a borrowing base formula based primarily on the Company’s eligible accounts receivable.

The PNC facility will be used to repay the outstanding indebtedness under ENGlobal’s former $35 million credit facility with Wells Fargo Bank and to provide ongoing working capital for ENGlobal and for other general corporate purposes.  The new facility provides improved terms and greater flexibility when compared to the Company’s former facility.  ENGlobal’s existing letter of credit facility with Export-Import Bank of the United States remains in place to support the Company’s Caspian Pipeline Consortium (CPC) project.

“We are very pleased to have closed this new credit facility with PNC,” ENGlobal’s President and Chief Executive Officer, Edward L. Pagano, said. “The PNC credit facility should expand our borrowing capacity and provide additional working capital for domestic and international growth.  PNC has a strong understanding of our business and we look forward to a long and mutually rewarding business relationship.”

Additional details regarding the PNC facility will be available in ENGlobal’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About ENGlobal
ENGlobal (NASDAQ: ENG) is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Automation, and Field Solutions. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. The Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory, and legislative outreach. ENGlobal has approximately 2,000 employees in 11 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to achieve profitability and positive cash flow from operations; (2) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (3) our ability to achieve our business strategy while effectively managing costs and expenses; (4) our ability to collect accounts receivable in a timely manner; (5) our ability to accurately estimate costs and fees on fixed-price contracts; (6) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (7) the effect of changes in the price of oil; (8) delays related to the award of domestic and international contracts; (9) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (10) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (11) our ability to comply with the terms of our new credit facility with PNC Bank and our existing letter of credit facility with Export-Import Bank of the United States; (12) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (13) achievement of our acquisition and related integration plans; (14) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; and (15) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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